Exhibit 23.1
Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statements of Broadridge Financial Solutions, Inc. (No. 333-233075, No. 333-212143, No. 333-190470 and No. 333-143141 on Form S-3 and No. 333-141673, No. 333-157105, No. 333-163401, No. 333-172126, No. 333-192734 and No. 333-228443 on Form S-8) of our report dated April 28, 2021, with respect to the consolidated financial statements of Itiviti Holding AB and the related notes thereto, included in this Current Report on Form 8-K of Broadridge Financial Solutions, Inc.

/s/ Ernst & Young AB
Stockholm, Sweden
May 6, 2021